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                                                                 Exhibit 12


           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)



                                                         Six Months Ended
                                                             June 30,
                                                        2003          2002
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $289,841      $244,139
  Interest expense                                     276,444       273,086
  Implicit interest in rents                             9,277         8,713

Total earnings                                        $575,562      $525,938


Fixed charges:
  Interest expense                                    $276,444      $273,086
  Implicit interest in rents                             9,277         8,713

Total fixed charges                                   $285,721      $281,799


Ratio of earnings to fixed charges                        2.01          1.87